5835 Peachtree Corners East, Suite D Norcross, GA 30092

Contacts
Media: Deanne Eagle, Cameron Associates – 917-837-5866
Bill Wells, Guided Therapeutics – 770-242-8723
Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Reports Fourth Quarter and
Year End 2010 Results

Key Highlights:
•	PMA process moving ahead with answers to FDA questions to be submitted in April
•	Barrett’s Esophagus technology approved to begin human clinical studies
•	Approximately $1 million raised from grant and warrants exercised

Norcross, GA (March 30, 2011) -- Guided Therapeutics, Inc. (OTCBB& OTCQB: GTHP) today announced its operating results for the fourth quarter and year ended December 31, 2010.

Contract and grant revenue for the fourth quarter of 2010 was approximately $1,062,000 compared to revenue of approximately $550,000 in the fourth quarter of 2009.  For the twelve months ended December 31, 2010, revenue was approximately $3.3 million versus approximately $1.6 million for 2009.  The increase in revenue for the quarter and the year is primarily the result of the collaborative agreement with Konica Minolta Opto to leverage our core biophotonic platform technology to develop a product to detect and monitor Barrett’s Esophagus, a pre-cancerous condition of the esophagus.

The net loss available to common stockholders for the fourth quarter of 2010 was approximately $280,000, or $0.01 per share, compared to a net loss available to common stockholders of approximately $1.5 million, or $0.08 per share, in the comparable quarter of 2009.  For the year, the net loss available to common stockholders was $4.5 million, or $0.12 per share, compared to a net loss available to common stockholders of $6.4 million, or $0.38 per share, in 2009.

Cash on hand at December 31, 2010 was approximately $3.3 million as compared to $2.9 million at September 30, 2010.  As previously announced, in November 2010 we received approximately $244,000 in federal grants.  The company also raised approximately $432,500 from the exercise of warrants during the fourth quarter.

“We have made significant progress over the last several months toward our goals of getting the cervical disease detection product on the market and advancing our pipeline product for Barrett’s Esophagus with our partner Konica Minolta Opto,” said Mark L. Faupel, Ph.D., chief executive officer and president of Guided Therapeutics.  “Having received some customary questions from the FDA earlier this month related to our PMA application, we are working diligently to answer those questions and expect to have our responses ready in April, in advance of the 180 day timeline.  We are also pleased by the series of positive inspections of our clinical trial sites and our disposable product manufacturer.  On the international front, we continue to interview and negotiate with potential distributors and plan to file our final paperwork for the CE Mark in the second half of this year.  We also look forward to having our Barrett’s Esophagus detection technology in two clinical sites by the summer of this year.”

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Guided Therapeutics – 4Q 2010
March 30, 2011

Commenting on the company’s cash position, Dr Faupel concluded, “With the combination of future anticipated federal grants, our $3.0 million financing completed in September, 2010, additional warrant exercise and ongoing revenue from our partnership with Konica Minolta Opto, we expect to have sufficient resources to last us through the end of 2011; however, we plan to continue to look for opportunities to raise capital in advance of a potential U.S. launch to finance inventory and initial marketing efforts.”

About The Technology

The company’s initial product in development, which consists of a base unit and single-patient-use calibration disposable, scans the cervix with light to identify pre-cancer painlessly and non-invasively.  Guided Therapeutics’ patented biophotonic technology is able to distinguish between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike Pap or HPV tests, the technology does not require laboratory analysis or a tissue sample, is designed to provide results immediately and eliminate costly unnecessary testing.

 About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB and OTCQB: GTHP) is developing platform technology for the early detection of disease that leads to cancer.  The technology is designed to provide an objective result at the point of care, thereby improving the management of disease.  The first produce being developed with the technology is designed to detect the disease that leads to cervical cancer.  The company has also entered into a partnership with Konica Minolta Opto of Japan to develop a non-invasive test for Barrett’s Esophagus using the technology platform. For more information, visit the Guided Therapeutics web site at www.guidedinc.com.

The Guided Therapeutics Non-invasive Cervical Scanner and Barrett’s esophagus device are investigational devices and are limited by federal law to investigational use.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

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Guided Therapeutics – 4Q 2010
March 30, 2011

GUIDED THERAPEUTICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE TWELVE MONTHS ENDED
December 31, 2010 AND 2009
(In Thousands, Except Per Share Data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009
Revenue	$1,062	$550	$3,364	$1,550

Expenses
Research & Development	399	402	1,805	1,409
Sales and Marketing	32	21	131	63
General & Administration	911	639	3,049	1,938
Total Operating Expense	$1,342	$1,062	$4,985	$3,410

Operating Loss	$280	$512	$1,621	$1,860

Debt Forgiveness	0	381	0	401

Interest & Other Income (expense)	0	1,311	1,225	3,951
Net Loss	280	1,442	2,846	6,212
Preferred Stock Dividends	0	45	1,700	223
Net Loss Attributable to Common Stockholders	$280	$1,487	$4,546	$6,435

Basic and Diluted Net Loss per Share	$0.01	$0.08	$0.12	$0.38

Basic and Diluted Weighted Average Shares Outstanding	46,941	18,030	38,596	16,828

	December 31, 2010	December 31, 2009
Cash & Cash Equivalents	$3,268	$230
Working Capital (Deficit) surplus	612	(12,354)
Total Assets	3,919	789
Accumulated Deficit	78,445	75,599
Stockholders’ (Deficit) surplus	1,013	(12,079)
Redeemable Preferred Stock	0	1,962
Selected Balance Sheet Data (Unaudited)

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